Exhibit 99.5

EMPLOYEE FAQs

Transaction Rationale

Q: What is being announced?

A: Potbelly, the iconic neighborhood sandwich shop concept, announced today that it has entered into an agreement to be acquired by RaceTrac, Inc., one of the largest private companies and convenience retailers in the United States. Once the transaction closes, we will no longer be a publicly-traded company. We anticipate that this acquisition will enable us to accelerate our growth plans and will only further enhance our efforts to elevate our customer experience and provide high quality, craveable sandwiches.

Q: How will this announcement impact/benefit Potbelly?

A: We believe the acquisition positions Potbelly to dramatically accelerate its proven growth story, building on a strong foundation for sustainable expansion and the tremendous momentum generated over the last several years to realize our long-term goal of reaching 2,000 shops. RaceTrac recognizes Potbelly as a beloved brand with a talented team with potential for significant expansion. Franchise partners will also benefit from being part of a strong brand like RaceTrac, which will help amplify awareness and provide resources to support future franchise growth.

Q. Who is RaceTrac?

A: RaceTrac is one of the largest private companies and convenience retailers in the United States. RaceTrac is headquartered in Atlanta, Georgia, and operates more than 800 convenience stores across 14 states under the RaceTrac® and RaceWay® brands, offering guests competitively priced fuel, freshly brewed coffee, and an extensive selection of food and beverages. It also fuels consumers through approximately 1,200 Gulf branded locations across the United States and Puerto Rico. The family-owned company has been serving guests since 1934 and employs more than 10,000 team members.

Q: Why is RaceTrac buying Potbelly?

A: RaceTrac recognizes Potbelly as a beloved brand with many talented people that has potential for significant expansion. They’ve seen our success over the last several years and are committed to supporting our goal of reaching 2,000 Potbelly shops as standalone locations. This strategic move positions both companies advantageously in an evolving retail landscape, allowing RaceTrac to expand its portfolio while fueling Potbelly’s accelerated growth plans.

Q: How will Potbelly benefit from joining RaceTrac? How will Potbelly’s neighborhood sandwich shop concept integrate with RaceTrac’s convenience store model?

A: RaceTrac is one of America’s largest private companies with tremendous success and resources in the multi-unit, multi-market consumer facing retail segment. RaceTrac has stated that its current plans are to buy Potbelly for the sake of continuing the growth trajectory that we’ve already begun. We believe RaceTrac’s balance sheet will support Potbelly’s accelerated growth. We are excited to be a part of the RaceTrac family and look forward to leveraging our companies’ combined expertise in real estate and operations to support our goals.

Q: You mentioned this transaction helps you “accelerate” our growth plan – how will RaceTrac support that?

A: RaceTrac’s resources will allow Potbelly to further accelerate our growth and create additional opportunities for our team members and franchise partners. RaceTrac is also significantly larger than Potbelly with a healthy balance sheet and other scaled resources we might not have achieved for years to come, if at all. We’re excited about the partnership and mutual focus on growth.

Terms of the Transaction

Q: When will the deal close?

A: We expect the deal to close in the fourth quarter of fiscal year 2025, subject to the satisfaction of customary closing conditions.

Integration

Q: Can you explain the process of integrating Potbelly into RaceTrac?

A: This is a complementary transaction that is based on growth and focused on accelerating Potbelly’s expansion, so it will be business as usual with Potbelly focused on delighting customers with great food and good vibes.

Q: Will Potbelly’s headquarters remain in Chicago?

A: RaceTrac wants Potbelly to continue operating successfully, and team members are critical to achieving that mission, so no immediate changes are anticipated.

Q: Will there be changes to job roles or responsibilities?

A: It remains business as usual. We do not anticipate any changes to roles or responsibilities as an immediate result of the transaction.

Q: How can employees get more information or ask additional questions?

A: We understand you may have questions that have not yet been answered. We encourage you to raise any questions or concerns to your manager or functional leaders. We believe it’s important, and are committed to, open communication throughout this process. You may also send any questions to potbelly.communications@potbelly.com. We will do our best to answer frequently asked questions through ongoing communication.

Q: What can I say if I am asked about the transaction?

A: You can tell them that this is an exciting development that will take Potbelly to new heights. We’ll be better positioned to continue to grow and deliver our high quality, craveable toasted sandwiches to more customers across the country. Please refer any further questions to potbelly.communications@potbelly.com.

Additional Information about the Tender Offer and Where to Find It

The tender offer (the “Offer”) described above has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the Offer materials that RaceTrac, Inc. (“RaceTrac”) and Hero Sub Inc. (“Merger Sub”) will file with the Securities and Exchange Commission (the “SEC”) upon commencement of the Offer. A solicitation and offer to buy outstanding shares of Potbelly Corporation (the “Company”) common stock will only be made pursuant to the Offer materials that RaceTrac and Merger Sub intend to file with the SEC. At the time the Offer is commenced, RaceTrac and Merger Sub will file a tender offer statement on Schedule TO, and the Company will file a solicitation/recommendation statement on Schedule 14D-9 (the “Solicitation/Recommendation Statement”) with the SEC with respect to the Offer.

THE OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES THERETO. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AND EACH AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND STOCKHOLDERS OF THE COMPANY SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES IN THE OFFER.

The Offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will be made available to all investors and stockholders of the Company at no expense to them under the “SEC Filings” section of the Company’s website at https://investors.potbelly.com, and (once they become available) will be mailed to the stockholders of the Company free of charge. The information contained in, or that can be accessed through, the Company’s website is not a part of, or incorporated by reference in, this communication. The Offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will also be made available for free on the SEC’s website at www.sec.gov. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other Offer documents, as well as the Solicitation/Recommendation Statement, the Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read any reports, statements or other information filed by the Company with the SEC for free on the SEC’s website at www.sec.gov, or under the “SEC Filings” section of the Company’s website at https://investors.potbelly.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements either contained in or incorporated by reference into this document, other than purely historical information, including statements relating to the acquisition of the Company by RaceTrac and any statements relating to the Company’s business and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements.” These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions, estimates and projections concerning future events and do not constitute guarantees of future performance. These statements are subject to risks, uncertainties, changes in circumstances, assumptions and other important factors, many of which are outside management’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. Such forward-looking statements include those relating to the ability to complete, and the timing of completion of, the transactions contemplated by an Agreement and Plan of Merger, dated as of September 9, 2025, by and among the Company, RaceTrac and Merger Sub (the “Merger Agreement”), including the parties’ ability to satisfy the conditions to the consummation of the Offer and the other conditions set forth in the Merger Agreement and the possibility of any termination of the Merger Agreement. Actual results may differ materially from current expectations because of numerous risks and uncertainties including, among others: (i) the risk that the proposed transaction may not be completed in a timely manner or at all; (ii) uncertainty surrounding the number of shares of the Company’s common stock that will be tendered in the Offer; (iii)

the risk of legal proceedings that may be instituted related to the Merger Agreement, which may result in significant costs of defense, indemnification and liability; (iv) the possibility that competing offers or acquisition proposals for the Company will be made; (v) the possibility that any or all of the various conditions to the consummation of the Offer or the merger of Merger Sub with and into the Company (the “Merger”) may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Offer or the Merger; (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; (vii) the effects of disruption from the transactions on the Company’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees and business partners; (viii) RaceTrac’s ability to realize the synergies contemplated by the proposed transaction and integrate the business of the Company; (ix) competition; (x) the effectiveness of the Company’s marketing strategies; (xi) general economic conditions including any impact from inflation; (xii) the Company’s ability to successfully implement its business strategy; (xiii) the success of the Company’s franchisees; (xiv) the success of the Company’s initiatives to increase sales and traffic, including the success of the Company’s franchising initiatives; (xv) changes in commodity, energy, labor and other costs; (xvi) compliance with covenants in the Company’s credit facility; (xvii) the Company’s ability to attract and retain management and employees and adequately staff its restaurants; (xviii) consumer reaction to industry-related public health issues and perceptions of food safety; (xix) the Company’s ability to manage its growth; (xx) reputational and brand issues; (xxi) price and availability of commodities; (xxii) consumer confidence and spending patterns; and (xxiii) weather conditions. The foregoing factors should be read in conjunction with the risks and cautionary statements discussed or identified in the Company’s public filings with the SEC from time to time, including the Company’s most recent Annual Report on Form 10-K for the year ended December 29, 2024, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are available on the investor relations page of the Company’s website at https://investors.potbelly.com. The Company’s stockholders and investors are cautioned not to unduly rely on these forward-looking statements. The forward-looking statements speak only as of the date hereof and, other than as required by applicable law, the Company expressly disclaims any intent or obligation to update or revise publicly any forward-looking information or statements.